                                                               Exhibit 10(d)

                             GAS SALES AGREEMENT
                             -------------------

         This Agreement is made and entered into as of the 1st day of November, 1993 by and between Delta Natural Gas Company, Inc. ("Buyer"), and Natural Gas Clearinghouse ("Seller"), both Buyer and Seller sometimes referred to collectively as "Parties" or singularly as "Party".

                               I. Definitions
                                  -----------

         1.1 "Agreement" means the provisions of this document and those contained in Exhibits "A" "B" and "C" attached hereto, as such may be amended from time to time.

         1.2 "Btu" (British Thermal Unit) means the amount of heat energy required to raise the temperature of one pound of Water from fifty-nine-degrees Fahrenheit (59 degrees F) to sixty degrees (60 degrees F), as determined on a dry basis.

         1.3 "Columbia Gas" shall mean Columbia Gas Transmission Corporation.

         1.4 "Columbia Gulf" shall mean Columbia Gulf Transmission Company.

         1.5 "Day" shall mean that period of 24 consecutive hours beginning and ending at 8:00 a.m. Eastern Time.

         1.6 "FERC" means the Federal Energy Regulatory Commission or any successor government authority.

         1.7 "Gas" or "Natural Gas" means the effluent vapor stream (including Liquid Hydrocarbons) in its natural state produced from wells, including all hydrocarbon and nonhydrocarbon constituents and including casinghead gas produced with crude oil, and residue gas resulting from the processing of gas well gas or casinghead gas.

         1.8 "Index Price" shall mean the arithmetic average of: (i) the price denoted in the column labeled "Index for Columbia Gulf Transmission Co., Louisiana", as it is published in the first issue of the Delivery Month in Inside FERC's Gas Market Report, in the table titled "Prices of Spot Gas
   -------------------------------
Delivered to Pipelines", plus transportation from onshore points to Rayne as follows: the effective Base Rate stated at Sheet No. 019 of Columbia Gulf's FERC Gas Tariff for Rate Schedule ITS-2, plus the ACA charge, plus .348% fuel and any applicable FERC-approved surcharges; (ii) the price denoted in the column labeled "Contract Index" for South Louisiana, Columbia-Rayne, in the table titled "Spot Gas Prices", "Delivered to Pipelines-30-Day Supply Transactions" in the first edition of each applicable month of Natural Gas Intelligence; and (iii) the price denoted for Columbia Gulf Transmission Co., Rayne, La. "Bid Week"
for applicable months as it is published in the first issue of the Delivery Month in Natural Gas Week in the table titled "Spot Prices on Interstate
         ----------------
Pipeline Systems" "Delivered-to-Pipeline" ($/MMBTU").

         1.9 "Mcf" shall mean one thousand (1,000) cubic feet of Gas as determined on the measurement basis set forth in this Agreement.

         1.10 "MMBtu" means one million (1,000,000) Btu. One MMBtu is equivalent to one Dth.

         1.11 "Month" shall mean the period commencing at 8:00 a.m. Eastern Time on the first Day of a calendar month and ending at 8:00 a.m. Eastern Time on the first Day of the immediately following calendar month.

         1.12 "Transporter" means Columbia Gulf and, where appropriate, Columbia Gas.

                                II. Quantity
                                    --------

         2.1 Subject to the other provisions of this Agreement, Seller shall sell and deliver and Buyer shall purchase and receive, on a firm basis, a maximum daily quantity of gas up to 12,070 MMBtu ("MDQ"). Buyer shall purchase, and Seller shall supply, one hundred percent of Buyer's gas requirements for system supply on Columbia Gas from Seller pursuant to this Agreement. Buyer shall be permitted to receive, and to transport through its facilities, Gas from other suppliers, solely to the extent that such Gas is received and transported by Buyer for industrial and commercial end-users behind Buyer's citygate.

         Notwithstanding the foregoing, Buyer shall not utilize Gas purchased from Seller under this Agreement to supply new industrial load added after November 1, 1993. In the event Buyer adds a new industrial customer(s) after November 1, 1993, Buyer and Seller shall negotiate in good faith with respect to the price and terms at which Seller would provide Gas to supply such load. Buyer may also negotiate with other suppliers to supply such new load. If Buyer and Seller do not agree on the terms and price for supply to serve the new load, Buyer may make whatever arrangements it deems appropriate to provide supply to such new load.

         2.2(a) No later than forty-eight hours prior to the earlier of the first-of-the-month nomination deadline for Transporter or such other pipeline designated by the parties, Buyer shall notify Seller of the quantity of Gas that Buyer desires to purchase from Seller on each Day of the coming Month (the "Daily Nominated Quantity").

         2.2(b) On or before 4:00 pm Eastern Time on the day prior to Transporter's nomination deadline for the next day, Buyer may adjust its Daily Nominated Quantity prospectively for any day during the remainder of that month.

         2.2(c) Buyer may nominate quantities in excess of the MDQ, and Seller shall exercise its best efforts to deliver the excess quantities, provided that the Parties agree, prior to delivery, on the price of the excess quantity and the terms and conditions of its delivery.

         2.2(d) At the time of nomination pursuant to sections 2.2(a) and 2.2(b) of this Agreement, Buyer may direct Seller to cause Gas sold hereunder to be delivered under Columbia Gas' Rate Schedule ITS, in lieu of causing such Gas to be delivered under Columbia Gas' Rate Schedule GTS. Notwithstanding the foregoing, Seller shall have the authority to determine whether sufficient ITS capacity exists to permit delivery of Daily Nominated Quantities. In the event Seller reasonably determines that sufficient ITS capacity is not available to permit delivery of Nominated Quantities, Seller is authorized to cause Buyer's Gas to be delivered under Columbia Gas' Rate Schedule GTS.

         2.2(e) Nominations required hereunder may be provided in writing (including by facsimile transmission) or orally. Oral nominations shall be confirmed in writing as soon as practicable.

         2.3 The rules, guidelines, and policies of the Transporter(s) actually transporting Gas under this Agreement, as may be changed from time to time by agreement of the parties, shall define and set forth the manner in which the Gas purchased and sold is transported. Buyer and Seller recognize that the receipt and delivery on Transporter's pipeline facilities of gas purchased and sold under this Agreement shall be subject to the operational procedures of Transporter, as set forth in Transporter's then effective Federal Energy Regulatory Commission Gas Tariff. Buyer and Seller shall be obligated to use their best efforts to avoid imposition by Transporter of penalties, scheduling fees, cash-out costs or similar charges for imbalances or as a result of violations of Operational Flow Orders, as permitted by Transporter's tariff ("Imbalance Charges"). If during any month Buyer or Seller receives an invoice from Transporter that includes an Imbalance Charge, both parties shall be obligated to use their best efforts to determine the validity as well as the cause of such Imbalance Charge. If the parties determine that the Imbalance Charge was imposed as a result of Buyer's actions (which shall include, but shall not be limited to, Buyer's failure to accept a daily quantity of Gas equal to Buyer's nomination of its daily volume requirements), then Buyer shall pay for such Imbalance Charge. If the parties determine that the Imbalance Charge was imposed as a result of Seller's actions (which shall include, but not be limited to, Seller's failure to deliver a daily quantity of gas equal to Buyer's nomination of its daily quantity requirements), then Seller shall pay such Imbalance Charge.

         2.4(a) If Seller fails to sell and deliver the quantity of Gas nominated by Buyer pursuant to this Agreement, and such failure is not otherwise excused under this Agreement, then Buyer's sole remedy shall be to obtain alternate supplies of Gas to cover the quantity of Gas not delivered by Seller (such alternate supplies obtained by Buyer are referred to as "Deficiency Gas") and collect from Seller an amount equal to any additional costs Buyer incurs to obtain Deficiency Gas, including, without limitation,
(i) the difference, if positive, between the price Buyer pays for a substitute supply and the commodity charge applicable under section 3.2 hereof; (ii) any reasonable incremental expenses incurred in purchasing such substitute supplies; and (iii) penalties charged by any pipeline that would have transported the Gas Seller fails to deliver. Buyer shall use its best efforts to obtain Deficiency Gas at the lowest reasonable cost available. All other remedies Buyer may have at law and equity arising from Seller's unexcused failure to deliver Gas nominated by Buyer are waived.

         2.4(b) Buyer's obtaining of Deficiency Gas and recovery of Buyer's costs from Seller, as specified in Paragraph 2.4(a), shall be limited to those quantities underdelivered and to the period of underdelivery. Buyer's recovery from Seller may be, at Buyer's choice, either a credit against future purchases or a cash payment in accordance with Article IV.

         2.5 The delivery of Gas from Seller to Buyer shall be made at the Delivery Point(s) into Columbia Gulf designated in Exhibit A, as supplemented by mutual written agreement of the Parties from time to time. Title to Gas delivered under this Agreement shall pass to Buyer at the Delivery Point(s).

         2.6 Contemporaneously with the execution of this Agreement, Buyer will delegate to Seller full responsibility for the administration, management and operation of Buyer's firm transportation service agreement with Columbia Gulf and Buyer's Rate Schedule GTS service agreement with Columbia Gas pursuant to an Agency and Delegation Agreement acceptable to Buyer, Seller, Columbia Gulf, and Columbia Gas. Seller shall assume full responsibility for the nomination, scheduling and balancing of Gas transported and stored under Buyer's transportation and GTS agreements with Columbia Gulf and Columbia Gas. Seller's responsibility under the Agency and Delegation Agreement shall commence upon delivery of Gas to the Delivery Point(s) on Columbia Gulf, apply to the injection and withdrawal of Gas from Columbia Gas' storage facilities, and continue until Gas is delivered to Buyer's citygate delivery points designated in Exhibit A. Seller will indemnify and hold Buyer harmless from all costs, expenses and liability, including any liability under the Minimum Fixed Cost Contribution set forth in Columbia Gas' Rate Schedule GTS, arising from: (i) Seller's failure to follow Buyer's instructions under the Agency and

Delegation Agreement; or (ii) Seller's unauthorized violation of any term or condition contained in Buyer's transportation or Rate Schedule GTS agreements with Columbia Gulf or Columbia Gas. Notwithstanding the foregoing sentence, Buyer will indemnify and hold Seller harmless from any costs, expenses and liability, including, without limitation, Imbalance Charges as defined in Section 2.3, and Minimum Fixed Cost Contribution under Columbia Gas' Rate Schedule GTS, resulting from any act or omission of Seller undertaken in accordance with Buyer's nominations, other instruction(s) or any other information supplied to Seller under this Agreement or the Agency and Delegation Agreement.

         2.7 Subject to Seller's acceptance of Buyer's creditworthiness, which will not be unreasonably withheld, Seller shall finance the Storage Inventory Transfer from Columbia Gas to Buyer pursuant to Section 43 of the General Terms and Conditions of Columbia Gas' FERC Gas Tariff in accordance with the terms set forth in Exhibit C to this Agreement.

                                 III. Price
                                      -----

         3.1 Buyer shall pay Seller each Month a commodity charge for each MMBtu nominated by Buyer and caused to be delivered by Seller at Buyer's citygate, calculated as follows:

         3.2(a) For the period commencing November 1, 1993 and ending October 31, 1994, the monthly commodity charge for each MMBtu of Gas nominated by Buyer and delivered by Seller under this Agreement shall equal the sum of (A) the Index Price, as defined in section 1.8 hereof, and (B) $0.05 per MMBtu.

         3.2(b) For the period November 1, 1994 through April 30, 1996, and for any extension of the Initial Term as defined in Article VII of this Agreement, the monthly commodity charge for each MMBTU of Gas nominated by Buyer and delivered by Seller under this Agreement shall equal the sum of
(A) the Index Price, as defined in section 1.8 hereof, and (B) $0.01 per MMBtu.

         3.3 Subject to Seller's obligation to indemnify and hold Buyer harmless under Section 2.6 of this Agreement, Buyer shall be responsible for and shall pay all charges, costs and expenses incurred in transportation and storage of the Gas from the Delivery Point(s) to Buyer's citygate receipt points, including any Minimum Fixed Cost Contribution liability under Columbia Gas' Rate Schedule GTS. Buyer shall receive bills directly from Columbia Gas and Columbia Gulf and shall pay such bills directly. Seller shall be responsible for any charges incurred in connection with its utilization of Buyer's Rate Schedule GTS rights on Columbia Gas for purposes other than providing Gas supply to Buyer, and for any commodity charges incurred in connection with its use of Buyer's Rate Schedule FTS rights on Columbia Gulf for purposes other than providing Gas supply to Buyer. In the event Buyer identifies such charges from Columbia Gas and Columbia Gulf that do not relate to Seller providing Gas supply to Buyer, Buyer shall submit a statement to Seller for reimbursement, in accordance with the provisions of section 4.5 of this Agreement.

         3.4 If any publication used to calculate the Index Price is no longer available, or is not available for a given month, or if the Parties shall agree that the published Index Price no longer reflects the spot market for Gas at the delivery location, the Parties will agree on a substitute publication or index. The substitute publication or index shall be recognized in the industry as a measure of prices paid each month for short term sales of Gas in the market region containing the Delivery Point(s). Until a substitute publication or index can be agreed on, the Index Price shall be computed on the remaining publication(s) or index.

         3.5 In the event that Buyer is not permitted by the applicable state or local regulatory body having jurisdiction to recover from its customers any portion of the purchase price paid to Seller under this Agreement, Buyer shall promptly notify Seller of such disallowance. Within 15 days of such notice, the Parties shall meet and attempt, in good faith, to agree on a mutually acceptable course of action. If no resolution is reached within 30 days of Buyer's notice, Buyer shall have the right, in its sole discretion, to terminate the contract by notifying Seller in writing. Such termination shall take effect on the first day of the Month following Buyer's written notice of termination.

                                 IV. Payment
                                     -------

         4.1 On or before the tenth (10th) Day of each Month, Seller shall render to Buyer a statement setting forth the charges for the total MMBtu of Gas nominated and delivered to Buyer at the Delivery Point(s) during the immediately preceding Month. Invoices shall be sent to Buyer at:

         Attn.:   Steve Billings
                  Delta Natural Gas Company, Inc.
                  3617 Lexington Road
                  Winchester, KY 40391
         Phone:   (606) 744-6171 ext. 158
         Fax:     (606) 744-3623

Buyer shall pay the amounts invoiced on or before the twentieth (20th) day of the Month. If presentation of a statement by Seller is delayed after the tenth (10th) day of the Month, then the time for payment shall be extended a corresponding period of time, unless Buyer is responsible for such delay.

Payments shall be made to Seller by check or by wire transfer. Payment by check shall reach Seller by the 20th day of the Month. Payment by wire transfer shall be made direct to:

         NationsBank-Dallas, Texas
         ABA #111000025
         Account #2261523836
         Account Title: Natural Gas Clearinghouse

Payment by check shall be made to:

         NationsBank
         Credit Natural Gas Clearinghouse
         P.O. Box 840795
         Dallas, TX 75284-0795

         4.2 If Buyer presents to Seller reasonable evidence supporting Buyer's good faith belief that the amount of the invoice is incorrect, Buyer shall pay the undisputed amount. If Seller can to Buyer's reasonable satisfaction, that Buyer's is incorrect, Buyer shall immediately pay any remaining amount owed. Late payments and all amounts withheld by Buyer and subsequently acknowledged or determined to be owing shall bear interest running from the original due date until paid at the lower of the Prime Rate of interest established by the Chase Manhattan Bank plus two percent (2%) or the maximum applicable non-usurious rate.

         4.3 If either Party discovers an error in the amount billed any statement or payment rendered under this Agreement, such error shall be adjusted within thirty (30) days of the discovery of the error, together with interest at the rate provided for in Section 4.2. No adjustments claimed within twenty-four (24) months of the date of the original statement. A Party's rights under termination of this Agreement.

         4.4 The Parties shall each preserve all test data, meter records, charts and other similar records within their custody or control pertaining to Gas sold and delivered under this Agreement for a period of at least three (3) years following their creation. Upon at least twenty-four (24) hours advance notice, each Party shall have the right during normal business hours to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. A Party's rights under this paragraph shall survive termination of this Agreement.

         4.5. In the event Buyer elects to be reimbursed by cash payment for obtaining Deficiency Gas pursuant to section 2.4 of this Agreement, or seeks reimbursement in accordance with section 3.3 of this Agreement, Buyer shall render Seller a statement by the 10th day of the Month following the Month in which Buyer obtained the Deficiency Gas. Seller shall pay the amount invoiced by the 20th day of the Month. Payment shall be by wire transfer or check at Buyer's option. If presentation of a statement by Buyer is delayed beyond the 10th day of the Month, then the time for payment shall be extended a corresponding period of time, unless Seller is responsible for such delay. Any disputes regarding the amounts invoiced by Buyer shall be resolved pursuant to the procedures set forth in section 4.2 hereof. Billing errors shall be governed by section 4.3 hereof.

                        V. Creditworthiness of Buyer
                           -------------------------

         5.1 Prior to commencement of deliveries, or during the term of this Agreement if Buyer has failed to make timely payment of undisputed amounts on more than one occasion, Seller may require Buyer to supply Seller with credit information including, but not limited to, bank references, financial statements and names of persons with whom Seller may make reasonable inquiry into Buyer's creditworthiness and obtain adequate assurance of Buyer's solvency and ability to perform.

                             VI. Responsibility
                                 --------------

         6.1 Except as provided in the Agency and Delegation Agreement described in Section 2.6 of this Agreement, all charges, expenses, fees, taxes, damages, injuries, and other costs incurred in or attributable to the handling or transportation of the Gas delivered in accordance with this Agreement prior to delivery to Buyer at the Delivery Point(s) shall be the responsibility of Seller, as between the Parties, and Seller shall indemnify, defend, and hold Buyer harmless from all such costs.

         6.2 Except as provided in the Agency and Delegation Agreement described in Section 2.6 of this Agreement, all charges, expenses, fees, taxes (including sales, or transfer taxes and any other taxes levied on or in connection with the transactions under this Agreement by the state, or other government subdivision, in which the Gas is consumed or otherwise used), damages, injuries, and other costs incurred in or attributable to the purchase and transfer, transportation, and handling of the Gas from and after delivery to the Delivery Point(s) shall be the responsibility of Buyer, as between the Parties, and Buyer shall indemnify, defend, and hold harmless Seller from all such costs. In the event Seller is required by law to collect any such taxes, and Buyer claims an exemption from the taxes, Buyer shall, upon Seller's request, furnish Seller with a copy of Buyer's exemption certificate.

         6.3 Except as provided in Article XIII herein, Buyer warrants that it has all necessary regulatory approvals and authorizations for the purchase of Gas by Buyer hereunder.

                                  VII. Term
                                       ----

         7.1 This Agreement shall become effective upon the date of execution by both Parties ("Effective Date") and shall continue for a term extending through April 30, 1996 ("Initial Term"). Following the Initial Term, this Agreement shall continue in effect on a year-to-year basis unless either Party gives written notice to the other of its intention not to extend the Agreement, provided, however, such written notice must be given at least six (6) months prior to the expiration of the Initial Term or any subsequent one year extension.

         7.2 If, upon termination of this Agreement, either pursuant to this
Article VII or to the election of Buyer under Section 3.5 hereof, there remains in Buyer's storage account under Rate Schedule GTS, Gas which Seller has caused to be injected but which has not been delivered to Buyer's citygate, Buyer shall pay Seller for such Gas a price per MMBtu equal to the greater of: (i) Seller's actual cost for the volumes of Gas that have not been delivered, plus 15 cents; or (ii) the Index Price for the Month in which the contract termination takes effect.

                        VIII. Quality and Measurement
                              -----------------------

         8.1 Buyer agrees to purchase nominated quantities of Gas delivered by Seller to the Delivery Point(s) meeting the quality and pressure specifications set forth in Transporter's Gas Tariff on file with the FERC. If Gas delivered by Seller to the Delivery Point(s) is rejected by Transporter for failure to meet its quality specifications, Buyer shall be relieved of the obligation to receive and pay for such Gas, including any applicable reservation charges. To the extent that Transporter accepts Gas tendered by Seller for Buyer's account at the Delivery Point(s), Seller shall be deemed to have complied with the quality specifications set forth herein.

         8.2 Buyer and Seller agree that the volume and heating value of Gas sold and delivered hereunder will be measured at or near the Delivery Point(s) by Transporter, using equipment owned or controlled by, and measuring procedures employed by Transporter. The measurements made by Transporter shall be accepted by Buyer and Seller, provided, however, the measuring equipment and procedures used conform to Transporter's filed tariffs and to generally recognized industry standards.

         8.3 All Gas sold and delivered hereunder shall be measured as provided for in the General Terms and Conditions of Transporter's FERC Gas Tariff on file with the FERC.

                               IX. Processing
                                   ----------

         9.1 Subject to the quality specifications of Article VIII, Seller may process the Gas to remove any Liquid Hydrocarbons or Liquefiable Hydrocarbons prior to and after the delivery of the Gas to Buyer at the Delivery Point(s). In the event Seller elects to process the Gas, any hydrocarbons so removed shall be Seller's sole responsibility and all costs (including additional transportation costs attributable to such processing) shall be paid by the Seller. The volumes delivered to Buyer shall be net of any "plant volume reduction" as that phrase, or its equivalent, is defined in pertinent gas processing agreements.

                              X. Force Majeure
                                 -------------

         10.1 If either Party is rendered unable, wholly or in part, by force majeure to perform its obligations under this other than the
-------------
obligation to make payments then or thereafter due, it is mutually agreed that performance of the respective obligations of the Parties, so far as they are affected by such force majeure, shall be suspended without
                          -------------
liability from the inception of any such inability until it is corrected but for no longer period. In order to suspend by reason of force majeure, the
                                                       -------------
Party claiming such inability shall promptly notify the other party of the claimed inability to perform, the circumstances giving rise to the claim, and the expected duration of the inability to perform. The Party claiming force majeure shall promptly correct the inability to perform to the extent
-------------
it may be corrected through the exercise of reasonable diligence. No Party shall, however, be required against its will to adjust or settle any labor disputes.

         10.2 The term "force majeure" means an event that (i) was not within the control of the party claiming its occurrence; and (ii) could not have been prevented or avoided by such Party through the exercise of due diligence. Events of force majeure include, without limitation by
                     -------------
enumeration, acts of God, earthquakes, epidemics, fires, floods, hurricanes, landslides, lightning, storms, washouts, freezing of wells or lines of pipe used to supply the Gas under this Agreement and other similar severe natural calamities, acts of public enemy, wars, blockades, insurrections, riots, civil disturbances and arrests, strikes, lockouts or other industrial disturbances, explosions, breakage, accidents to equipment, facilities or lines of pipe used to enable Seller to deliver or Buyer to receive Gas under this Agreement, the refusal or inability of Transporter to transport Gas under an existing transportation agreement, imposition by a regulatory agency, court or other governmental authority having jurisdiction of binding laws, conditions, limitations, orders, rules or regulations that prevent or prohibit either Party from performing, provided such governmental action has been resisted in good faith by all reasonable legal means, or any other cause of a similar type.

         The following are not events of force majeure: (i) the inability of
                                         -------------
Seller to obtain term Gas (i.e. Gas obtained on a basis other than interruptible arrangements of 30 days or less) and resell such Gas to Buyer at a profit; and (ii) the ability of Seller to sell its Gas supply to another market at a more advantageous price; or (iii) depletion of Seller's reserves.

                                 XI. Notice
                                     ------

         11.1 Any notice, request, demand or statement which either Party may desire to give to the other, shall be in writing and may be mailed by registered or certified mail, return receipt requested, to the post office address of the Parties shown below, or by facsimile transmission followed by written confirmation by regular mail, unless otherwise provided in this
Agreement:

         SELLER:           Notices
                           -------
                           Natural Gas Clearinghouse
                           Attn: Vincent T. McConnell
                           13430 Northwest Freeway, #1200
                           Houston, Texas 77040
                           Phone (713) 744-1715
                           Telecopy (713) 744-6180

                           Billing Inquiries
                           -----------------
                           Natural Gas Clearinghouse
                           Attn: Vincent T. McConnell
                           13430 Northwest Freeway, #1200
                           Houston, Texas 77040
                           Phone (713) 744-1715
                           Telecopy (713) 744-6180

         BUYER:            Notices and Billing Inquiries
         Attn.:            -----------------------------
                           Brian Ramsey
                           Steve Billings
                           Delta Natural Gas Company, Inc.
                           3617 Lexington Road
                           Winchester, KY 40391

         Phone:            (606) 744-6171 ext. 158
         Fax:              (606) 744-3623

Notice shall be deemed received five business days following mailing if by registered or certified mail or upon sender's receipt of transmission confirmation if by facsimile transmission.

         11.2 Either of the Parties may from time to time designate a different address. Routine communications may be delivered by registered, certified or ordinary mail, or by telephone or telecopy if the Parties agree.

             XII. Seller's Warranties and Gas Supply Obligations
                  ----------------------------------------------

         12.1 Seller warrants title to all Gas sold by it to Buyer and that such Gas is free from all liens and adverse claims. Seller agrees to indemnify Buyer from, and with respect to, all suits, actions, debts, accounts, damages, costs, losses and expenses (including only reasonable attorneys' fees) arising from or out of any adverse claims of any and all persons related to such Gas or taxes or charges thereon prior to the time the Gas is delivered at the Delivery Point(s). Buyer agrees to indemnify Seller from and with respect to, all suits, actions, debts, accounts, damages, costs, losses and expenses (including only reasonable attorneys' fees) arising from or out of any adverse claims of any and all persons related to such Gas or taxes or charges thereon at the time the Gas is delivered at the Delivery Point(s) or thereafter.

                      XIII. Governmental Authorizations
                            ---------------------------

         13.1 This Agreement shall be subject to all valid and applicable laws of the United States and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction, and the Parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance therewith until such time as the same may be declared invalid by final judgment of a court of competent jurisdiction and such judgment is not subject to appeal.

         13.2 Upon execution of this Agreement, each of the Parties agrees to seek such government certificates, permits, licenses and authorizations which, in its sole discretion, it deems necessary to perform its obligations under this Agreement.

         13.3 Upon execution of this Agreement, and from time to time through out its term, each of the Parties shall make all filings required by any regulatory bodies having jurisdiction over the activities covered by this Agreement and upon request of the other Party shall promptly provide copies of such to the other Party.

         13.4 Neither Party will knowingly enter into agreements or undertake any activities or filings that would interfere with or frustrate the other Party's efforts to obtain the necessary regulatory approvals to fulfill its obligations under this Agreement.

                              XIV. Assignments
                                   -----------

         14.1 Either Party may, without relieving itself of any obligations under this Agreement, assign any of its rights under this Agreement to any corporation, partnership, joint venture, or other entity with which it is affiliated. Either Party, may also assign or pledge this Agreement under the provisions of any mortgage, deed of trust, indenture or similar instrument. But neither Party shall otherwise assign this Agreement or any of its rights, duties or obligations unless it shall have first obtained the consent in writing of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the Parties.

                             XV. Confidentiality
                                 ---------------

         15.1 The terms of this Agreement, including but not limited to, the price paid for Gas, the quantities of Gas purchased, and all other material terms of this Agreement shall be kept confidential by the Parties except to the extent that any information must be disclosed for the purpose of effectuating transportation of the Gas, obtaining regulatory approval(s), complying with a directive of any applicable regulatory body having jurisdiction, or as required by law.

                             XVI. Miscellaneous
                                  -------------

         16.1 No waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be constructed as a waiver of any other default or defaults, whether of a like or of a different character.

         16.2 THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         16.3 This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supersedes all prior agreements and understandings, whether oral or written, which the Parties may have had in connection herewith and may not be modified except by written agreement executed by authorized representatives of the Parties.

         16.4 Except as otherwise stated herein, any article or provision declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the Parties or deemed unlawful because of a statutory change shall not otherwise affect the lawful obligations that arise under this Agreement.

         16.5 Neither Party shall be liable to the other for any consequential, incidental, punitive, or exemplary damages as a result of any act or omission under this Agreement or relating in any fashion to this Agreement.

         17.1 All disputes arising under this Agreement shall be resolved through arbitration. All such arbitration shall be conducted pursuant to the procedures set forth in Exhibit B hereto.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year written below.
SELLER:                                     BUYER:

ACCEPTED and AGREED to this                 ACCEPTED and AGREED to this
28th day of October, 1993                   21st day of October, 1993

NATURAL GAS CLEARINGHOUSE                   DELTA NATURAL GAS COMPANY,
                                            INC.

By:   /s/ [illegible signature]             By:    /s/ ALAN L. HEATH
   ---------------------------------           ----------------------------
                                                   Alan L. Heath

Title:   SR. VICE PRESIDENT                 Title: Vice President
      ------------------------------              -------------------------
                                                   Operations & Engineering

                                  EXHIBIT B
                            ARBITRATION PROCEDURE

         1. Arbitration under the Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and will not be governed by the arbitration acts, statutes or rules of any other jurisdiction.

         2. Either party may request arbitration by submitting a written notice to the other. The notice shall name the noticing party's arbitrator and shall contain a statement of the issue presented for arbitration. Within fifteen (15) days of receipt of a notice of arbitration, the other party shall name its arbitrator by written notice and may designate any additional issues for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either party shall be entitled to request the Senior Judge of the United States District Court of the District of Houston to select the third arbitrator. All arbitrators shall be qualified by education or experience within the natural gas industry to decide the issues presented for arbitration and shall be licensed attorneys. No arbitrator shall be: a current or former director, officer or employee of either party, or its affiliates; an attorney (or member of a law firm) who has rendered legal services to either party, or its affiliates, within the preceding three years; or an owner of any of the common stock of either party, its affiliates or direct competitors.

3. The three arbitrators shall commence the arbitration hearing within twenty-five (25) days following the appointment of the third arbitrator. The proceeding shall be held at a mutually acceptable site. If the parties are unable to agree on a site, the arbitrators shall select a site other than the State of Texas or the State of [Kentucky/Ohio]. Each party shall have an opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. After the presentation of the evidence has concluded, each party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. A majority of the arbitrators shall approve the final offer of one party without modification, and reject the offer of the other party. The arbitration panel shall not have the authority to award punitive or exemplary damages. The arbitrators' decision must be rendered within thirty
(30) days following the conclusion of the hearing or submission of evidence, but no later than 90 days after appointment of the third arbitrator.

4. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the parties as to the issue submitted. Each party shall bear the expense and cost of its arbitrator and one-half of the expense and cost of the third arbitrator.

5. The arbitrators shall have the authority to establish rules and procedures governing the arbitration hearing, except that there shall be no pre-hearing discovery unless the parties mutually agree that discovery will be permitted. Either party shall be entitled to insist that no discovery shall be had, or that discovery be limited to one or more of the devices authorized by the Federal Rules of Civil Procedure.

                                  EXHIBIT C
                    STORAGE INVENTORY TRANSFER FINANCING

1. Seller shall pay Columbia Gas the amount billed to Buyer by Columbia Gas pursuant to Section 43 of the General Terms and Conditions of Columbia Gas' FERC Gas Tariff for the "Conversion Transfer" of storage inventory, as defined in that section.

2. Buyer shall reimburse Seller for the amount paid under paragraph 1, plus carrying charges calculated at 5% annual interest, over a 12 month period, commencing the first month after Seller makes the payment under paragraph 1.

3. Seller shall bill Buyer for amounts due under this Exhibit C in 12 equal monthly payments, beginning in the first month after the payment in paragraph 1 is made. Such amounts shall be separately stated on Seller's invoice. The provisions of Article IV of the Agreement shall govern billing and payment under this Exhibit C.

                   FIRST AMENDMENT TO GAS SALES AGREEMENT

         This Amendment is executed as of this 14th day of March, 1997, but made effective May 1, 1997 except as indicated in Item 4 of this amendment, by and between Delta Natural Gas Company, Inc. ("Buyer") and Natural Gas Clearinghouse ("Seller").

WHEREAS, Seller and Buyer entered into a Gas Sales Agreement effective as of November 1, 1993, Natural Gas Clearinghouse Contract No. 93-11-532 (herein "Agreement");

WHEREAS, Seller and Buyer wish to amend the Agreement in certain particulars;

NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer agree as follows:

1. Article 1.5 of the Agreement is deleted in its entirety and replaced with the following:

                  "1.5 `Day' shall mean a period of 24 consecutive hours, coextensive with a `day' as defined by the Transporter in a particular transaction."

2. Article 1.11 of the Agreement is deleted in its entirety and replaced with the following:

                  "1.11 `Month' shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month."

3. Article 1.8 of the Agreement shall be deleted in its entirety and replaced with the following:

                  1.8 "Index Price" shall mean the price as published in the first issue each month of Inside FERC's Gas Market Report in the table titled "Prices of Spot Gas Delivered to Pipelines" under the heading "Columbia Gulf/onshore", plus the applicable transportation from onshore to Rayne, Louisiana, plus $0.01 per MMBtu. In the event Seller arranges transportation on Columbia Gas to facilitate deliveries to Buyer, applicable transportation charges on Columbia Gas will be added to the price in addition to any charges incurred on Columbia Gulf as stated above.

4. The first sentence of Article 2.1 shall be deleted and replaced with the following: "Subject to the other provisions of this Agreement, Seller shall sell and deliver and Buyer shall purchase and receive, on a firm basis, a maximum daily quantity of gas up to 12,380 MMBtu ("MDQ")."

5. Article 2.2(d) of the Agreement shall be deleted and replaced with the following:

                  2.2(d) Buyer and Seller agree that Seller shall cause Gas to be sold and delivered to Buyer under Columbia Gas' Rate Schedule GTS up to the respective Minimum Fixed Cost Contribution (MFCC) threshold level(s) under Buyer's GTS agreements with Columbia Gas. After satisfying Buyer's MFCC requirements under Columbia Gs' Rate Schedule GTS, Seller shall endeavor to acquire released firm or interruptible transportation capacity or other transportation service less costly than GTS on the Columbia Gas system on Buyer's behalf and as Buyer's agent in accordance with the terms and conditions of the Limited Agency Agreement dated November 1, 1993.

6. Article 3.3 of the Agreement shall be deleted and replaced with the following:

                  3.3 Subject to Seller's obligation to indemnify and hold Buyer harmless under Section 2.6 of this Agreement, Buyer shall be responsible for and shall pay all charges, costs and expenses incurred in transportation and storage of the Gas from the Delivery Point(s) to Buyer's citygate receipt points, including any Minimum Fixed Cost Contribution liability under Columbia Gas' Rate Schedule GTS. Buyer shall receive bills directly from the Transporter(s) and shall pay such bills directly. Seller shall be responsible for any charges incurred in connection with its utilization of Buyer's Rate Schedule GTS rights on Columbia Gas for purposes other than providing Gas Supply to Buyer. In the event Buyer identifies such charges from Columbia Gas and Columbia Gulf that do not relate to Seller providing Gas supply to Buyer, Buyer shall submit a statement to Seller for reimbursement, in accordance with the provisions of section 4.5 of this Agreement. Effective June 1, 1996, if Seller utilizes Buyer's Rate Schedule FTS rights on Columbia Gulf for purposes other than providing Gas supply to Buyer, Seller shall pay to Buyer (1) an amount equal to the posted transportation rate or (2) in lieu of paying the posted rate, Buyer and Seller may agree on a monthly basis prior to the beginning of the month to share (eighty percent (80%) to Buyer and twenty percent (20%) to Seller) in any savings obtained by Seller reselling any released capacity and associated gas. This savings will be calculated by taking the market price of the repackaged gas as compared to the delivered price to Buyer of the gas Seller would have otherwise delivered pursuant to the terms and conditions of this Agreement less transportation commodity charges and related costs.

7. In Article 4.1 of the Agreement, Seller's payment addresses shall be deleted and replaced with the following:

         Payment by wire transfer:                   Payment by check:
         ------------------------                    ----------------
         First National Bank of Chicago              Natural Gas Clearinghouse
         Chicago, IL                                 P.O. Box 730508
         Account Title: Natural Gas Clearinghouse    Dallas, TX 75373-0508
         Account Number: 55-53911
         ABA Number: 071000013

8. Article 7.1 of the Agreement shall be deleted and replaced with the following:

                  7.1 This Agreement shall become effective as of November 1, 1993 ("Effective Date") and shall continue in full force and effect, unless terminated earlier under the provisions hereof, until April 30, 2000 ("Initial Term"). Following the Initial Term, this Agreement shall continue in effect on an annual basis unless either party provides written notice to the other of its intention not to extend the Agreement, provided, however, such written notice must be given at least six (6) months prior to the expiration of the Initial Term or any subsequent one year extension.

9. Article 11.1 of the Agreement shall be revised by substituting the following Notice address for Seller:

                           Notices
                           -------
                           Natural Gas Clearinghouse
                           Attn: Contract Administration
                           13430 Northwest Freeway Suite 1200
                           Houston, TX 77040
                           Phone: (713) 507-3860
                           Facsimile: (713) 767-5931

                           Operational Matters
                           -------------------
                           Attn: Manager Customer Services
                           Phone: 800-NGC-1777

10. Exhibit A to the Agreement shall be amended by adding the following:

         GTS Service Agreement No. 37948
         Columbia Gulf Service Agreement No. 44375
         Quantity: 310 Dth/Day

11. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Seller and Buyer execute this agreement effective on the date first written above.

"SELLER"                                    "BUYER"

NATURAL GAS CLEARINGHOUSE,                  DELTA NATURAL GAS COMPANY, INC.
a Colorado general partnership

BY:  /s/ [illegible signature]              BY:  /s/  GEORGE S. BILLINGS
   ---------------------------------             -----------------------
TITLE:  Vice President                      TITLE:  MGR. - GAS SUPPLY
       -----------------------------                -----------------

              SECOND AMENDMENT TO GAS SALES AGREEMENT AND FIRST
                    AMENDMENT TO LIMITED AGENCY AGREEMENT

         This Amendment is made and entered into as of the 1st day June, 2002 by and between DYNEGY MARKETING AND TRADE ("Seller") and DELTA NATURAL GAS COMPANY ("Buyer").

         WHEREAS, Seller, as successor to Natural Gas Clearinghouse, and Buyer are parties to a Gas Sales Agreement dated November 1, 1993, as amended (Seller's Contract No. 6) ("Sales Agreement") and a related Limited Agency Agreement dated November 1, 1993 ("Limited Agency Agreement"); and

         WHEREAS, Seller and Buyer desire to amend the Sales Agreement and the Limited Agency Agreement to provide for the addition of gas delivered at the Mt. Olivet Delivery Point.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                                     I.

         The first sentence of Article 2.1 of the Sales Agreement is deleted and replaced with the following: "Subject to the other provisions of this Agreement, Seller shall sell and deliver and Buyer shall purchase and receive, on a firm basis, a maximum daily quantity of gas up to 12,880 MMBtu ("MDQ").

                                     II.

         Exhibit A to the Sales Agreement is deleted and the Exhibit A attached hereto is substituted therefor.

         The third "WHEREAS" clause of the Limited Agency Agreement is changed and amended to read in its entirety as follows:

         "WHEREAS, Buyer has arranged for firm transportation of the supply of Gas it will purchase from Seller under the Gas Contract on Columbia Gulf Transmission Company pursuant to the terms of Service Agreements 43827, 43828, 43829, 44375, and 43332 ("Assignment Agreements") and transportation and storage of such Gas pursuant to the terms of Rate Schedule GTS Service Agreements ("GTS Agreements") Nos. 37813, 37814, 37815, 37948, 37954, and
with Columbia Gas Transmission Corporation (the Columbia companies being referred (to herein collectively as "Columbia"); and"

                                     IV.

         This Amendment shall be effective as of June 1, 2002.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first hereinabove written.

DYNEGY MARKETNG AND TRADE           DELTA NATURAL GAS COMPANY

By:     /s/ LANCE C. JORDAN         By:   /s/ GEORGE S. BILLINGS
   ---------------------------         -----------------------------

Name:   Lance C. Jordan             Name:   George S. Billings
        -------------------                 ------------------

Title:  Vice President              Title:  MGR - GAS SUPPLY
        -------------------                 ----------------
        Energy Trading
        --------------

                                  EXHIBIT A

Attached to and made a part of Gas Sales Agreement dated November 1, 1993 between Dynegy Marketing and Trade, as Seller, and Delta Natural Gas Company, as Buyer.

                          Columbia Gas Transmission                   Columbia Gulf Transmission           MDQ
Delivery Point          Co. GTS Service Agreement No.                 Co. Service Agreement No.           MMBtu
--------------          -----------------------------                 --------------------------          -----
Cumberland                          37813                                       43828                      5,400

Stanton                             37814                                       43827                      2,530

Winchester                          37815                                       43829                      4,140

N. Middletown                       37948                                       44375                        310

Mt. Olivet                          37954                                       43322                        500
                                                                                                          ------

                                                                             Total MDQ:                   12,880